CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the references to our firm under the captions "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statement of Additional Information of the Cambiar Opportunity Fund, Cambiar International Equity Fund, Cambiar Small Cap Fund, Cambiar Aggressive Value Fund, Cambiar SMID Fund (formerly Cambiar Smid 30 Fund) and Cambiar Global Select Fund and to the incorporation by reference in this Registration Statement (Form N-1A) (Post-Effective Amendment No. 194 to File No. 033-42484; Amendment No. 195 to File No. 811-06400) of The Advisors' Inner Circle Fund of our report dated June 29, 2012, included in the 2012 Annual Report to shareholders.

                                                            /s/ERNST & YOUNG LLP

Philadelphia, Pennsylvania
August 27, 2012